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                                                               Exhibit 21
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               STANDEX INTERNATIONAL CORPORATION AND SUBSIDIARIES
                           SUBSIDIARIES OF REGISTRANT

    Information is set forth below concerning all operating subsidiaries of the Company as of June 30, 2002 (except subsidiaries which, considered in the aggregate do not constitute a significant subsidiary).

                                                                         Percentage
                                                            Percentage   of Voting
                                                            of Voting    Stock
                                                            Stock Owned  Owned by
                                          Jurisdiction of   by the       Immediate
Name of Subsidiary                        Incorporation     Company      Parent
Custom Hoists, Inc.                       Ohio              100%
James Burn International, Inc.            New York          100%
Snappy Air Distribution Products, Inc.    Delaware          100%
Standex Air Distribution Products, Inc.   Delaware          100%
Standex Electronics, Inc.                 Delaware          100%
Standex Financial Corp.                   Delaware          100%
  Crest Fruit, L.P.                       Texas             1%            99%
SXI Limited                               Canada            100%
S. I. de Mexico S.A. de C.V.              Mexico            100%
Standex International GmbH                Germany           100%
Standex Holdings Limited                  United Kingdom    100%
  Standex International Limited           United Kingdom                 100%
  Roehlen Industries Pty. Limited         Australia         50%           50%
  James Burn International Limited        United Kingdom                 100%
  Standex Electronics (U.K.) Limited      United Kingdom                 100%

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